UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2005

PROLIANCE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13894 (Commission File Number)	34-1807383 (I.R.S. Employer Identification No.)

100 Gando Drive, New Haven, Connecticut 06513
(Address of principal executive offices, including zip code)

(203) 401-6450
(Registrant's telephone number, including area code)

TRANSPRO, INC.
(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

Proliance International, Inc. (the "Company"), as previously disclosed, has commenced a 12 to 18 month integration period as a result of its recent merger with Modine Aftermarket Holdings, Inc., that is expected to result in one-time restructuring charges of $10 million to $14 million. While specific action plans continue to be finalized, they represent a combination of charges to rationalize facilities, improve manufacturing efficiency and lower operating costs and will impact both the prior Modine aftermarket business and the historical Transpro business locations.

On July 29, 2005, the authorized senior executive officers of the Company determined to commit the Company to closing twenty-two branch locations throughout the United States as another phase of its merger restructuring program. These facilities are being combined into other existing Company branch locations. These actions are being taken in order to eliminate duplicate facilities and lower distribution costs. The closure and consolidation actions are expected to commence over the next ninety days and will be completed by the end of 2005. They are expected to result in between $0.7 million and $1.0 million of restructuring costs. Of these costs, between $0.6 million and $0.8 million will be associated with moving inventory and fixed assets and for facility exit costs and between $0.1 million and $0.2 million will be one-time personnel related termination expenses. It is expected that all costs will result in future cash expenditures.

On August 2, 2005, the Company issued a press release attached hereto as Exhibit 99.1, disclosing the branch closure activities.

Item 9.01.    FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits – The following exhibit is furnished as part of this report:

99.1	Press Release dated August 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.

Date: August 2, 2005	By:	/s/ Richard A. Wisot
Richard A. Wisot Vice President, Treasurer, Secretary, and Chief Financial Officer